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Exhibit 3(a)

                                                               [STAMP]

                          CERTIFICATE OF INCORPORATION
                                       OF
                           ENCORE COMPUTER CORPORATION

       FIRST.    The name of the Corporation is:

                     ENCORE COMPUTER CORPORATION


       SECOND.   The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

       THIRD.    The nature of the business or purposes to be conducted or
promoted by the Corporation is as follows:

       To design, develop, manufacture, market, sell, lease, license or otherwise deal with computer equipment and related products, including without limitation hardware, software, components, subsystems and per peripheral equipment.

       To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

       FOURTH.   The total number of shares of stock which the Corporation shall have authority to issue is One Million (1,000,000) shares of Common Stock, $.01 par value per share.

       FIFTH.    The name and mailing address of the Sole incorporator are as follows:

        NAME                         MAILING ADDRESS

Ellen B. Corenswet                   c/o Hale and Dorr
                                     60 State Street
                                     Boston, Massachusetts  02109

       SIXTH.    In furtherance of and not in limitation of powers conferred by statute, it is further provided:

        1.       Election of directors need not be by written ballot.

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              2.   The Board of Directors is expressly authorized to adopt,
amend or repeal the By-Laws of the Corporation.

       SEVENTH.    Whenever a compromise or arrangement is proposed between the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

       EIGHTH.     The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, indemnify any director, officer or trustee which it shall have power to indemnify under that Section against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification provided for in this Article EIGHTH (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee, and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation's obligation to provide indemnification under this Article EIGHTH shall be offset to the extent of any other source

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of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

       To assure indemnification under this Article EIGHTH of all such persons who are determined by the Corporation or otherwise to be or to have been "fiduciaries" of any employee benefit plan Of the Corporation which may exist from time to time, such Section 145 shall, for the purposes of this Article EIGHTH, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the Corporation which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines"; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

      NINTH: The holders of a majority of the stock present or represented and voting on a matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of stock of that class present or voting on a matter) shall decide any matter to be voted upon by the stockholders at such meeting; provided, that the holders of 75% of the stock present or represented and voting on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of 75% of the stock of that class present or represented and voting on a matter) shall be required in the case of a vote to approve a merger or consolidation of the Corporation with or into another entity, or the sale of all or substantially all of the assets of the Corporation; and provided, further, that any action of stockholders taken without a meeting, by a consent in writing, shall be effective only if signed by the holders of not less than 75% of the outstanding stock of the Corporation
(or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of 75% of the outstanding stock of that class).

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     TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Article NINTH may be amended, altered, changed or repealed only by the vote of the holders of 75% of the stock present or represented and voting at a meeting or by the written consent of holders of not less than 75% of the outstanding stock of the Corporation (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of 75% of the stock of that class present or represented and voting at a meeting, or, in the case of a written consent, 75% of the stock of that class outstanding).

               EXECUTED at Boston, Massachusetts, on May 2, 1983.

                                                        /s/ Ellen B. Corenswet
                                                        ----------------------
                                                        Incorporator

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